N E W S R E L E A S E

FOR IMMEDIATE RELEASE	Contact:
February 20, 2004	Rocio Alvarado
(800) 536-7453

TORCH ENERGY ROYALTY TRUST DECLARES

FIRST QUARTER 2004 DISTRIBUTION

HOUSTON - Torch Energy Royalty Trust (“Trust”) (NYSE: TRU) today announced a cash distribution of 15.3 cents per unit, payable on March 11, 2004, to unitholders of record on March 1, 2004. This cash distribution is attributable to fourth quarter 2003 production from the underlying properties of the Trust.

Production attributable to the Trust’s net profits interests, excluding the Robinson’s Bend field, was 649,778 Mcf of gas and 6,182 Bbls of oil for the fourth quarter. The average price attributable to production during the quarter ended December 31, 2003 was $3.30 per Mcf of gas after deducting gathering fees and $25.46 per Bbl of oil. Because the trust index price for gas exceeded $2.12 per MMBtu during the fourth quarter, Torch Energy Marketing, Inc. (“TEMI”) was entitled to deduct 50% of such excess (“Sharing Price Adjustment”) in calculating the purchase price for production. The Sharing Price Adjustment for production during the quarter ended December 31, 2003 aggregated $1.3 million. Additionally, TEMI accrues price credits as a result of its obligation to purchase gas for the minimum price of $1.71 per MMBtu. TEMI is entitled to recoup such credits in future periods when the trust index price exceeds the minimum price. As of March 31, 2004, TEMI has no accrued price credits.

The Trust will receive no payments with respect to the Robinson’s Bend field during the quarter ended March 31, 2004, pertaining to production during the quarter ended December 31, 2003. In calculating Robinson’s Bend field net proceeds pertaining to the quarter ended December 31, 2003 production, costs and expenses exceeded revenues, net to the Trust, by approximately $150,000. Neither the Trust nor unitholders are liable to pay such deficit directly. However, the Trust will receive no payments with respect to the Robinson’s Bend field until future proceeds exceed the sum of future costs and expenses and the cumulative excess of such costs and expenses including interest. Torch Energy Advisors Incorporated (“Torch”) does not currently anticipate that the net proceeds attributable to the Robinson’s Bend field, if any, will be significant in the future.

The Trust will terminate on March 1 of any year if it is determined that the pre-tax future net cash flows, discounted at 10%, attributable to the estimated net proved reserves of the net profits interests on the preceding December 31 are less than $25.0 million. The pre-tax future net cash flows, discounted at 10%, attributable to the estimated net proved reserves of the Net Profits Interests as of December 31, 2003, was approximately $37.2 million. Such reserve report was prepared pursuant to Securities and Exchange Commission guidelines and utilized an unescalated Henry Hub spot price for natural gas on December 31, 2003 of $5.97 per MMBtu. The December 31, 2003 reserve value was greater than $25.0 million. Therefore, the Trust will not terminate on March 1, 2004. Based on oil and gas reserve estimates at December 31, 2003 prepared by independent reserve engineers, Torch projects that unless the Henry Hub spot price for natural gas on December 31, 2004 exceeds approximately $4.50 per MMBtu, the Trust will terminate on March 1, 2005. Upon termination of the Trust, the Trustee is required to sell the net profits interests. No assurances can be given that the Trustee will be able to sell the net profits interests, the price that will be received for such net profits interests or the amount that will be distributed to unitholders following such a sale. Such distributions could be below the market price of the Trust units.

The Trust’s underlying properties are depleting assets consisting of net profits interests in proved developed oil and gas properties located in Texas, Alabama and Louisiana. Approximately 98% of the estimated reserves are gas.

Together with its subsidiaries, Torch provides strategic services to the upstream energy industry. Torch’s specialized services include onshore and offshore oilfield operations and production optimization in addition to maximizing the value of clients’ crude oil, natural gas and natural gas liquids production. Torch also owns and directly invests in oil and gas assets and midstream assets.

This press release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts in this press release, including without limitation, statements about future production, production costs and termination of the Trust, are forward looking statements. No assurances can be given that these forward looking statements will prove to be correct. Factors which could cause such forward looking statements not to be correct include, among others, the cautionary statements set forth in the Trust’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, the volatility of oil and gas prices, future production costs, future oil and gas production quantities, operating hazards and environmental conditions.

TORCH ENERGY ROYALTY TRUST

QUARTER ENDED MARCH 31, 2004 DISTRIBUTION (1)

	Chalkley, Cotton Valley and Austin Chalk Fields	Robinson’s Bend Field (2)	Total
MCF
Chalkley	404,873	—
Cotton Valley	216,755	—
Austin Chalk	28,150	—
Robinson’s Bend	—	498,063

	649,778	498,063

BBLS
Chalkley	1,844	—
Cotton Valley	548	—
Austin Chalk	3,790	—
Robinson’s Bend	—	—

	6,182	—

Average price
Per MCF (after gathering fees)	$3.30	$2.84
Per BBL	$25.46	$0.00
Gas revenues, net of gathering fees	$2,145,173	$1,412,983
Oil revenues	157,398	—

	2,302,571	1,412,983

Lease operating expenses	428,300	1,398,137
Severance taxes	149,299	107,971

	577,599	1,506,108

Net proceeds before capital expenditures	1,724,972	(93,125)

Capital expenditures	158,653	57,288

Net proceeds	1,566,319	(150,413)
Net profits percentage	95.00%	N/A

Net profits income	1,488,003	—	1,488,003

Interest income			336
General and administrative expenses			(172,539)

Distribution			$1,315,800

Distribution per unit			$0.1530

(1)	Generated by production during the quarter ended December 31, 2003.
(2)	The Robinson’s Bend field costs and expenses exceeded revenues during the current quarter by approximately $150,000. Neither the Trust nor unitholders are liable to pay such deficit directly. Accordingly, the Robinson’s Bend field cash flow deficit was excluded from the current quarter’s cash distribution calculation. The Trust will receive no payments for distributions to unitholders with respect to the Robinson’s Bend field until future proceeds exceed the sum of future costs and expenses and the cumulative excess of such costs and expenses (“Robinson’s Bend Field Cumulative Deficit”) including interest. As of December 31, 2003, the Robinson’s Bend Field Cumulative Deficit (including interest) was approximately $393,000.